Exhibit 10.1

Confidential Treatment Requested. Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[Redacted].” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Department Stores National Bank
701 E. 60th Street North
Sioux Falls, South Dakota 57104

October 30, 2013

Macy’s, Inc.
7 West Seventh Street
Cincinnati, OH 45202
Attention: General Counsel

FDS Bank
9111 Duke Boulevard
Mason, OH 45040

Macy’s Credit and Customer Services, Inc.
9111 Duke Boulevard
Mason, OH 45040

Ladies and Gentlemen:

Reference is made to the Credit Card Program Agreement dated as of June 1, 2005, as amended pursuant to amendments effective October 24, 2005, and May 19, 2006, pursuant to restated letter agreements effective December 18, 2006, March 22, 2007, April 6, 2007 and June 1, 2007, pursuant to a restated amendment effective February 3, 2008, and pursuant to amendments effective January 1, 2009, June 1, 2009, February 26, 2010, and April 16, 2012 (as so amended, the “Program Amendment”), by and among Macy’s, Inc., (f/k/a Federated Department Stores, Inc.), a Delaware corporation (“Macy’s, Inc.”), FDS Bank, a federally chartered stock savings bank (“FDS Bank”), Macy’s Credit and Customer Services, Inc. (f/k/a FACS Group, Inc.), an Ohio corporation ((“MCCS”), Macy’s West Stores, Inc. (f/k/a Macy’s Department Stores, Inc.), an Ohio corporation (“Macy’s”), Bloomingdale’s, Inc., an Ohio corporation (“Bloomingdale’s”) (collectively, the “Macy’s Companies”), and Department Stores National Bank, a national banking association, as assignee of Citibank, N.A. (“Bank”). Capitalized terms used herein but not defined herein shall have meanings given to such terms in the Program Agreement.

Bank and the Macy’s Companies wish to memorialize certain agreements regarding the calculation of amounts due between the Parties in connection with the Program P&L. Effective with the Fiscal Month beginning in October 2013 (the “Effective Date”), and until such time as the Parties have mutually agreed in writing otherwise:

1.	As of the Effective Date of this letter agreement (“Letter Agreement”), calculation of the FDS Servicing Charge shall be revised as set forth in Exhibit A.

2.
As of the Effective Date of this Letter Agreement, the portion of Net Credit Sales reflected in Section(i) of Schedule 9.3(a)(i) of the Program Agreement and used to calculate the Net Credit Sale Share shall be revised as set forth in Exhibit A.

3.	Except as expressly amended by this Letter Agreement, the Program Agreement remains unchanged.

4.
This Letter Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Letter Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed to be an original.

Please acknowledge your agreement with the foregoing by executing this Letter Agreement as indicated below.

Very truly yours,
DEPARTMENT STORES NATIONAL BANK
By: /s/ Douglas C. Morrison
Name:    Douglas C. Morrison
Title:    Vice President

Agreed to by:

Macy’s, Inc. (f/k/a Federated Department Stores, Inc.)
By: /s/ Dennis Broderick
Name:    Dennis Broderick
Title:    Executive Vice President

FDS BANK
By:    /s/ Teresa Huxel
Name:    Teresa Huxel
Title:    President

MACY’S CREDIT AND CUSTOMER SERVICES, INC.
By:    /s/ Teresa Huxel
Name:    Teresa Huxel
Title:    Senior Vice President

MACY’S WEST STORES, INC. (f/k/a Macy’s Department Stores, Inc.)
By: /s/ Dennis Broderick
Name:    Dennis Broderick
Title:    President

BLOOMINGDALE’S, INC.
By: /s/ Dennis Broderick
Name:    Dennis Broderick
Title:    Vice President

EXHIBIT A

1.
As of the Effective Date, the FDS Servicing Charge shall exclude actual costs incurred by FDS Bank and its Affiliates to the extent such costs relate to [Redacted] (the “Excluded Costs”). For purposes of determining the Excluded Costs, the Parties will calculate and report said expenses consistent in all manners with their calculation for the Fiscal Month of August 2013 and as reflected in the Program P&L for that Fiscal Month.

2.
As of the Effective Date, the portion of Net Credit Sales reflected in Section(i) of Schedule 9.3(a)(i) of the Program Agreement and used to calculate the Net Credit Sale Share shall be increased from “[Redacted]” to “[Redacted]”, and from “[Redacted]” to “[Redacted]”, respectively. For the avoidance of doubt, the reference to [Redacted] is not changed.

3.
The Parties agree that if at any time the Operating Committee agrees that, due to changes in [Redacted], the Excluded Costs have changed such that the effect of this Letter Agreement is not [Redacted], the Operating Committee shall adjust the Net Credit Sale Share calculation to achieve such [Redacted] effect. If the Operating Committee elects to adjust the Net Credit Sale Share, such adjustment shall take effect as of the first Business Day of the Fiscal Month following the Operating Committee meeting at which such election was made and shall not apply retroactively. If the Operating Committee elects to terminate this Letter Agreement, any such termination shall be effective as of the first Fiscal Month following the Operating Committee meeting at which such election was made. For the avoidance of doubt, in the event this Letter Agreement is terminated, the FDS Servicing Charge will, as of the effective date of termination, include actual costs incurred by FDS Bank and its Affiliates related [Redacted] will, as of the effective date of termination, be decreased from [Redacted] to [Redacted] and from [Redacted] to [Redacted] respectively.